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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                Six Months Ended
                                                                    June 30,
 In Millions of Dollars                                        1999           1998
 Fixed Charges:
   Interest expense                                      $       112    $        92
   Interest capitalized                                            7              6
   One-third of rents*                                            37             37

   Total Fixed Charges                                   $       156    $       135

 Earnings:
   Income from continuing operations before income
   taxes and minority interests                          $     1,073    $       883

   Fixed charges per above                                       156            135
   Less: interest capitalized                                    (7)            (6)
                                                                 149            129

   Amortization of interest capitalized                           13             15

   Total Earnings                                        $     1,235    $     1,027

 Ratio of Earnings to Fixed Charges                             7.92           7.61



* Reasonable approximation of the interest factor.
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